Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

Between DSP Group, Inc. (“Parent”), DSP Group, Ltd. (the “Company”) and David Dahan (the “Executive”). Effective date of this amendment is March 5, 2013.

Executive entered into an employment agreement with the Company, effective February 1, 2012 (the employment agreement and this amendment hereto hereinafter collectively referred to as the “Employment Agreement”). The Employment Agreement is hereby amended as follows:

1. Section 3c of the Employment Agreement is amended and restated as follows:

The Company will be entitled to terminate your employment without prior notification in the following cases: (a) your willful and continued failure to substantially perform your duties with the Company or Parent (other than such failure resulting from your incapacity due to physical or mental illness) after there is delivered to you by the Board of Directors of Parent (the “Board”) a written demand for substantial performance which sets forth in detail the specific respects in which it believes you have not substantially performed your duties; (b) your willfully engaging in gross misconduct which is materially and demonstrably injurious to the Company or Parent; or (c) your committing a felony or an act of fraud against the Company or Parent.

No act, or failure to act, by you shall be considered “willful” if done, or omitted to be done, by you in good faith and in your reasonable belief that your act or omission was in the best interest of the Company or Parent and/or required by applicable law.

2. For purposes of the Employment Agreement, Executive shall not be deemed to have been terminated pursuant to Section 3c unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct set forth in Section 3c and specifying the particulars thereof in detail.

3. This amendment to the Employment Agreement shall be binding upon Parent, the Company and their successors and assigns, if any.

4. All terms and conditions of the Employment Agreement, other than amended hereby, shall remain in full force and effect.

/s/ Ofer Elyakim	/s/ David Dahan
DSP Group, Inc.	David Dahan

/s/ Dror Levy
DSP Group, Ltd.